Exhibit 10.1

Amendment No. 1 to 2021 Stock Incentive Plan

This Amendment No. 1 to Stock Incentive Plan (the “Amendment”) to the FTC Solar, Inc. 2021 Stock Incentive Plan (the “Plan”) is made by FTC Solar, Inc., a Delaware corporation (the “Company”), effective as of the date of its approval by the stockholders of the Company at the Special Meeting of Stockholders.

This Amendment was approved by the Company’s Board of Directors effective July 14, 2025.

1.
Amendments.

a.
Section 4(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“(a) Share Reserve.

(1) The maximum number of shares of Common Stock reserved for issuance under the Plan shall be 5,071,068, which, for the avoidance of doubt, reflects the reverse stock split effective as of November 29, 2024 (the “Share Reserve”) (subject to further adjustment as provided Section 5); provided, however the Share Reserve will automatically increase on January 1st of each calendar year (each, an “Evergreen Date”), prior to the tenth anniversary of the Effective Date, in an amount equal to the lesser of (i) 4% of the total number of shares of Common Stock outstanding on the December 31st immediately preceding the applicable Evergreen Date and (ii) a number of shares of Common Stock determined by the Administrator.

(2) All and up to 5,071,068 Shares (subject to adjustment as provided in Section 5 hereof) may be granted as ISOs.”

2.
Continued Effect. Except as set forth herein, the Plan shall remain unchanged and in full force and effect, and the forms of stock option award agreements, restricted stock units award agreements and any outstanding award agreements under the Plan shall effectively adopt the amendments herein, as applicable.